Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL REPORTS SECOND QUARTER 2007 NET INCOME OF $544.5 MILLION, OR
$3.00 PER ORDINARY SHARE

First-Half 2007 Net Income of $1.09 billion, or $6.06 per ordinary share

Second Quarter Highlights

•	“Net income excluding net realized gains and losses”[1]was $516.2 million, or $2.84 per ordinary share
•	Total net investment income increased 19.8% to $567.2 million
•	Net income from investment and operating affiliates was $108.7 million
•	Combined ratio from P&C operations was 86.3%
•	Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”[1], was 20.9% for the quarter (annualized)
•	Fully diluted book value per ordinary share was $54.74

HAMILTON, BERMUDA, July 24, 2007 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended June 30, 2007 of $544.5 million, or $3.00 per ordinary share, compared with net income of $377.1 million, or $2.10 per ordinary share, for the quarter ended June 30, 2006. “Net income excluding net realized gains and losses”1 for the second quarter of 2007 was $516.2 million, or $2.84 per ordinary share, compared with $375.8 million, or $2.10 per ordinary share, for the prior year period.  These results include pre-tax net losses of approximately $30 million related to the June U.K. floods and the Australian storms.

1 Defined as net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, herein referred to as “net income excluding net realized gains and losses”. “Net income excluding net realized gains and losses” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

Included in net realized gains and losses on investments for the quarter ended June 30, 2007 is a gain of $81.3 million related to the previously announced sale of 16.6% of Security Capital Assurance Ltd (“SCA”) common shares.  After the sale, the Company owns approximately 46% of SCA common shares.

Commenting on the current quarter results, President and Chief Executive Officer Brian M. O’Hara said: “XL’s six consecutive quarters of excellent earnings demonstrate the advantages of our unique dual platform. Our continuous improvement in risk management, commitment to disciplined growth, along with our sharpened strategic focus, have all contributed to the achievement of record results, and as we have demonstrated in this quarter, provide a solid platform for delivering shareholder value.”

For the first half of 2007, net income available to ordinary shareholders was a record $1.09 billion, or $6.06 per ordinary share, compared with $835.6 million, or $4.64 per ordinary share, in the first half of 2006. “Net income excluding net realized gains and losses” for the same period was $1.06 billion, or $5.87 per ordinary share, as compared with $781.4 million, or $4.34 per ordinary share, in the first half of 2006.

At June 30, 2007, fully diluted book value per ordinary share was $54.74, as compared to $54.85 as at March 31, 2007.  Offsetting net income for the quarter was a decrease in net unrealized gains/losses on investments of $615.5 million, due to the rise in interest rates.   Basic book value per ordinary share was $55.01 at June 30, 2007 as compared to $54.95 and $53.12 as at March 31, 2007 and December 31, 2006, respectively.

Segment results reflect the Company’s previously announced realignment of its operating segments.  As a result, information related to prior periods has been re-presented to conform to the current period presentation.  There was no effect on net income as a result of these changes.

SEGMENT HIGHLIGHTS – SECOND QUARTER 2007 VERSUS SECOND QUARTER 2006
Insurance

Underwriting profit for the quarter ended June 30, 2007 was $102.2 million compared with $63.8 million in the prior year period.  This increase was due mainly to net favorable prior year development of $43.7 million, as compared to net adverse development of $4.8 million in the prior year.

•	Gross premiums written increased 2.1% primarily as a result of favorable foreign exchange movements and new business operations.

•	Net premiums written decreased by 1.7% mainly due to the effect of commutations of ceded treaties in the prior year quarter.

•	Net premiums earned increased marginally as a result of the above factors.

•
The combined ratio was 90.6% compared with 94.7% for the prior year period. The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 66.8% and 67.9%, respectively.

Reinsurance

Underwriting profit for the quarter ended June 30, 2007 was $129.8 million compared with $81.8 million for the prior year period.  The increase is principally due to net favorable prior year development of $80.4 million, compared to net adverse development of $3.0 million in the prior year period. The current quarter net favorable prior year development of $80.4 million includes $48.5 million related to property and other short-tail lines and $31.9 million related to casualty and other lines.

•
Gross premiums written decreased by 13.1% due primarily to continued increased retentions by cedants and reduced share participations on certain casualty lines as well as the impact of positive premium adjustments in the prior year quarter.

•	Net premiums earned decreased 11.3% reflecting the effects of lower net premiums written in the current and prior periods.

•
The combined ratio was 78.4% compared with 87.7% in the prior year period.  The loss ratio excluding the impact of the net prior year development for the current and prior year quarter was 60.3% and 59.0%, respectively.

Life Operations

Gross premiums written were $235.0 million compared with $194.7 million in the prior year quarter, reflecting continued growth in the underlying business and favorable foreign exchange movements.  Net income was $24.7 million as compared with $27.7 million in the second quarter last year.

Financial Operations

SCA’s results for the quarter ended June 30, 2007 are consolidated for the period through the effective date of the sale.  Comparative results for the quarter ended June 30, 2006 are for the full quarter.  XL’s share of SCA’s results from the date of sale to June 30, 2007 are included in net income from operating affiliates.

Net income for the segment before equity minority interest was $23.5 million compared with $38.3 million in the prior year quarter. The current quarter included an equity minority interest charge of $9.1 million.

Investment Operations

Net investment income from P&C operations, excluding investment income from Structured Products, increased 23.6% from the prior year period to $323.0 million due to a continued rise in average yields.  Net income from investment affiliates was $67.0 million in the second quarter of 2007 compared with $28.8 million in the second quarter of 2006.  Net income from investment manager affiliates increased to $43.9 million as compared to $28.3 million for the prior year period.

Total net realized gains on investments were $18.3 million in the quarter, or a loss of $63.0 million excluding the gain on sale of SCA shares, compared with net realized losses of $23.6 million in the prior year period.  Net unrealized losses on investments, net of tax, were $309.9 million at June 30, 2007 compared with net unrealized gains of $305.6 million and $410.5 million at March 31, 2007 and December 31, 2006, respectively. This decrease of $615.5 million for the quarter and $720.4 million for the six months ended June 30, 2007, was substantially due to the rise in U.S., U.K. and Euro-Zone interest rates during these periods.

Other Items

Total operating expenses were $306.6 million in the quarter, up from $279.5 million in the prior year period.  The increase was due mainly to an increase in compensation costs related to both business development initiatives and performance-based programs and the impact of foreign exchange.

During the quarter, the Company repurchased 7.7 million ordinary shares at an average price of $77.92 per share.  Year to date, the Company repurchased 10.9 million ordinary shares at an average price of $75.56 per share. The Company has approximately $177.1 million remaining from its previously authorized share repurchase program.

On May 15, 2007, the Company settled the purchase contract component of its Equity Security Units originally issued on March 23, 2004, and also bought back all of its 2.53% Senior Notes due 2009 that formed a part thereof.  The settlement of the purchase contracts resulted in the issuance of approximately 10.8 million of the Company’s ordinary shares.

On May 7, 2007, the Company issued $325 million of 6.25% Senior Notes.

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The Company will host a conference call to discuss its second quarter 2007 results on Wednesday, July 25, 2007 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 4428219.  The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on July 25, 2007 through midnight Eastern time on August 27, 2007.  A slide presentation accompanying the Company’s discussion of its second quarter results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 pm. Eastern time on July 25, 2007 until midnight Eastern time on August 15, 2007 by dialing (800) 642-1687 or (706) 645-9291, Conference ID # 4428219.  An unaudited financial supplement relating to the Company’s second quarter 2007 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  As of June 30, 2007, XL Capital Ltd had consolidated assets of $60.2 billion and consolidated shareholders’ equity of $11.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (b) trends in rates for property and casualty insurance and reinsurance; (c) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (d) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (e) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors.  XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Six Months Ended
Income Statement Data:	June 30		June 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Revenues:		(Note 1)		(Note 1)
Gross premiums written :
- P&C operations	$ 1,944,186	$ 1,995,325	$ 4,898,478	$ 4,985,515
- Life operations	234,961	194,682	448,236	366,442
- Financial operations	52,025	106,174	156,983	186,737

Net premiums written :
- P&C operations	1,504,533	1,587,270	3,902,540	3,975,337
- Life operations	224,487	185,335	427,425	347,159
- Financial operations	45,720	102,222	130,445	181,269

Net premiums earned :
- P&C operations	1,651,149	1,723,231	3,248,820	3,389,567
- Life operations	239,853	201,911	386,847	310,547
- Financial operations	39,303	59,448	85,682	103,025
Net investment income	567,215	473,622	1,120,307	937,364
Net realized gains (losses) on investments	18,296	(23,604)	27,588	(839)
Net realized and unrealized gains on derivative investments	9,188	29,238	16,929	78,089
Net income from investment affiliates	67,043	28,849	185,979	135,242
Fee and other income	4,649	6,630	7,986	19,592
Total revenues	$ 2,596,696	$ 2,499,325	$ 5,080,138	$ 4,972,587
Expenses:
Net losses and loss expenses incurred	$941,948	$1,115,004	$1,936,735	$2,203,509
Claims and policy benefits	279,100	237,010	467,443	388,509
Acquisition costs	298,021	295,512	557,972	562,599
Operating expenses	306,552	279,464	587,055	541,025
Exchange losses	22,600	22,693	46,169	53,442
Interest expense	164,695	134,632	307,486	262,501
Amortization of intangible assets	420	420	840	1,515
Total expenses	$ 2,013,336	$ 2,084,735	$ 3,903,700	$ 4,013,100

Net income before minority interest, income tax
and net income from operating affiliates	$ 583,360	$ 414,590	$ 1,176,438	$ 959,487

Minority interest in net income of subsidiary	9,096	0	23,994	2,258
Income tax	61,288	66,437	134,043	133,073
Net (income) from operating affiliates	(41,639)	(39,016)	(98,721)	(31,596)

Net income	$ 554,615	$ 387,169	$ 1,117,122	$ 855,752
Preference share dividends	(10,080)	(10,080)	(22,869)	(20,160)
Net income available to ordinary shareholders	$ 544,535	$ 377,089	$ 1,094,253	$ 835,592

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
Income Statement Data (continued) :	June 30		June 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
		(Note 1)		(Note 1)

Weighted average number of ordinary shares and ordinary share equivalents :

Basic	178,378	178,728	178,650	179,631
Diluted	181,613	179,198	180,570	180,069

Per Share Data :
Net income available to ordinary shareholders	$3.00	$2.10	$6.06	$4.64

Ratios – P&C operations :
Loss ratio	56.9%	64.6%	59.6%	64.8%
Expense ratio	29.4%	27.3%	28.6%	26.5%

Combined ratio	86.3%	91.9%	88.2%	91.3%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	June 30, 2007	December 31, 2006
	(Unaudited)
		(Note 1)

Total investments available for sale	$38,461,012	$39,350,983

Cash and cash equivalents	2,744,352	2,223,748

Investments in affiliates	3,150,499	2,308,781

Unpaid losses and loss expenses recoverable	4,745,898	5,027,772

Total assets	60,196,683	59,308,870

Unpaid losses and loss expenses	22,689,706	22,895,021

Deposit liabilities	8,496,507	7,857,827

Future policy benefit reserves	6,700,987	6,476,057

Unearned premiums	5,659,415	5,652,897

Notes payable and debt	2,868,226	3,368,376

Total shareholders’ equity	11,522,046	10,131,166

Fully diluted book value per ordinary share	$54.74	$53.01

Basic book value per ordinary share	$55.01	$53.12

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation

XL CAPITAL LTD

RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and six months ended June 30, 2007 and 2006 (U.S. dollars in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30		June 30
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Net income available to ordinary shareholders	$544.5	$377.1	$1,094.3	$835.6

Net realized losses (gains) on investments, net of tax	(21.5)	26.2	(34.7)	1.0

Net realized and unrealized (gains) losses on investment derivatives, net of tax	(19.7)	(25.7)	(24.3)	(55.3)

Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	12.9	(1.8)	24.3	0.1

Net income excluding net realized gains and losses (Note 1)	$516.2	$375.8	$1,059.6	$781.4

Per ordinary share results:
Net income available to ordinary shareholders	$3.00	$2.10	$6.06	$4.64

Net income excluding net realized gains and losses (Note 1)	$2.84	$2.10	$5.87	$4.34

Weighted average ordinary shares outstanding:
Basic	178,378	178,728	178,650	179,631
Diluted	181,613	179,198	180,570	180,069

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$9,899.8	$8,001.4	$9,809.1	$7,992.0

Net income excluding net realized gains and losses (Note 1)	$516.2	$375.8	$1,059.6	$781.4

Annualized net income excluding net realized gains and losses (Note 1)	$2,064.8	$1,503.2	$2,119.2	$1,562.8

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 1)	20.9%	18.8%	21.6%	19.6%

Note 1 : Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Comment on Regulation G

This press release contains the presentation of (i) ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guaranty operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the “Exclusions”),  is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. The Company establishes target ROE’s for its total operations, segments and lines of business. If the Company’s ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.